JNL Series Trust 485BPOS

Exhibit 99.28(p)(30)

Personal Trading Policy and

Code of Business Principles

March 2024

Overview

The Code of Business Principles sets forth ethical and fiduciary standards of business conduct that the firm requires of its personnel. Lord Abbett's focus on honesty and integrity has been a critical part of the firm's culture since its founding in 1929. In recognition of the firm’s fiduciary and regulatory obligations, the firm has adopted principles designed to guide its partners and employees to conduct themselves in accordance with the Code and to avoid actual conflicts or the appearance of impropriety in their personal and business activities (e.g., employee personal trading, gifts and entertainment, and outside business activities). Lord Abbett’s investment activities are subject to federal and state securities regulation, as well as Lord Abbett’s own standards of ethical conduct. Rule 17j-1 requires that every registered investment company and each investment adviser of, or principal underwriter for, such investment company adopt procedures pursuant to which each employee has a fiduciary duty not to engage in certain fraudulent or manipulative practices.

Procedures/Controls

▪	Employees must maintain personal brokerage accounts with firms on the Approved List, absent an exception from Global Compliance.
▪	Employee personal securities transactions must comply with preclearance procedures, with limited exceptions.
▪	All employees must complete quarterly and annual certifications.
▪	Employees are required to report transactions in Lord Abbett Mutual Funds and funds sub-advised by Lord Abbett quarterly.
▪	Employees may not profit from the purchase and sale, or the sale and purchase of the same securities within a 30-day calendar period.
▪	Investment personnel are subject to blackout periods.
▪	IPO and secondary offerings are prohibited.
▪	Violations of the Personal Trading Policy are reported to the Lord Abbett Funds’ Board of Directors on a quarterly basis.

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Scope

This Policy applies to all of your personal investment accounts other than your Lord Abbett-sponsored health savings investment account, and includes brokerage accounts, 401(k)s that can hold securities other than open-end mutual funds, IRAs, any other retirement accounts, and college savings accounts. The Policy also applies to accounts of your spouse or domestic partner, your children, other dependents living in your home, and any other accounts that you may have control over (e.g., an account of an elderly parent) or beneficially own.

These personal trading rules are intended as a guide for you to avoid conflicts of interest between firm trading and trading for your own accounts. You should not engage in any activity that would be in contravention to the spirit of the guidelines set forth below.

NOTE: While a fully discretionary account is subject to the Policy (see below), it is not subject to most of the prohibited investment or pre-approval requirements.

Fully Discretionary Accounts

A “fully discretionary account” meets the following requirements:

●	You have no direct or indirect influence or control over purchase or sale decisions;

●	You have delegated all investment discretion to an independent third party or fiduciary; and

●	You do not share or retain any discretion over purchase or sale decisions.

If you have a fully discretionary account, you will need to:

●	Certify in writing that the account is fully discretionary (when opening a new account or reporting an existing account when starting employment at Lord Abbett);

●	Provide an updated certification each year as part of the annual compliance certification process; and

●	Obtain a similar written certification (initially and annually) from the third party or fiduciary that has discretion over the account.

Brokerage Accounts

In an effort to simplify administration for you and our Compliance Department, we have pre-approved a number of brokerage firms that can provide us with electronic reporting and holdings information directly; therefore, we ask that you maintain your brokerage accounts with one of these firms.

Approved Brokerage Firms
Bank of America	Metlife
Citi	Morgan Stanley
Edward Jones	Raymond James
E*Trade	Schwab
Fidelity	Stifel Nicolaus
Goldman Sachs	TD Ameritrade
JP Morgan	UBS
LPL	Vanguard
Merrill Lynch	Wells Fargo

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If your preferred brokerage firm is not included on this list, it may still be possible to have an account with another firm. Please contact our Compliance Department for more information. To ensure transparency and meet our regulatory obligations, please contact the Compliance Department any time you open a new brokerage account, including the self- directed brokerage account option available through your Lord Abbett 401(k) Plan Retirement account. You may begin trading in your new account once your account is disclosed in the Code of Ethics system and set up for automatic brokerage feeds.

Note to New Employees:

Please report any existing brokerage accounts to our Compliance Department within 10 days of your start date. If your account is not with one of the approved brokerage firms, please contact our Compliance Department within 30 days of your start date to find out if you can continue to maintain the account.

If your account is approved, be sure to direct your brokerage firm(s) to send copies of all trade confirmations and monthly/quarterly statements (paper or electronic) to our Compliance Department.

If your account is not approved or you choose to transition to an account of an approved broker, you will need to close the old account within 60 days. You will also need to obtain pre-approval for the sale of any securities related to closing the account if required below.

Investments and Transactions

As a firm that is committed to putting the interests of our clients first, we must ensure that our personal trading is done in a professional manner -- avoiding conflicts of interest and complying with our legal and regulatory obligations. As a result, you may not trade on material non-public information (commonly known as “inside information”), including information about Lord Abbett’s Mutual Funds or other mutual funds advised by Lord Abbett.

In addition, our Personal Trading Policy prohibits certain types of investments and requires that other transactions be pre- approved. For a complete list of permitted and prohibited investments and related pre-approval requirements, see Appendix A. When determining if pre-approval is necessary, the pre-approval requirements apply across ALL of your brokerage accounts in the aggregate. For example, if you wish to trade 250 shares of a stock listed on the NYSE in each of two or more brokerage accounts on a single trading day, you would be required to obtain prior approval on the second transaction as the aggregate share amount is 500 shares and exceeds the de minimis exception set forth in Appendix A.

Pre-approval Requests

Before making any investment, please submit any pre-approval requests to the Compliance Department through the Code of Ethics tile via VantagePoint. If the security you would like to purchase is not listed in the system, you should contact the Compliance Department for assistance.

NOTE: There are special pre-approval rules for the receipt and exercise of options by a spouse or domestic partner who is a director, employee, or consultant of the company issuing the options. These rules are outlined at the end of this Policy; if you have any questions, please contact our Compliance Department.

While you are allowed to make as many requests for pre-approval and trade as often as you like, we expect you to make sure your personal trading does not interfere with your job performance. Our Compliance Department monitors personal trading activity, and we may need to restrict your trading activity if it is excessive or interferes with our commitment to our Clients. There may be times, such as during business emergencies, when we have to suspend the ability to request pre-approval.

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Please be aware that your pre-approval lasts until the end of the second business day after the date of approval.

●	For example, if you receive pre-approval on Monday, you can trade on that approval until Wednesday.

●	However, your pre-approval ends immediately if you learn that we are considering transacting in the same security for a client.

If the effectiveness of an approval lapses for any reason, you must submit a new request and receive another approval before you purchase or sell the security.

Special Rule for New Employees

Our General Counsel or CCO may permit new Lord Abbett employees to sell any securities (within an appropriate period of time) held prior to starting at the firm. Please contact our Compliance Department for more information.

Special Rules for Our Investment Department Personnel

If you work in Investments, you should be aware that there are two blackout periods that apply to you.

1)	You cannot hold or trade securities of a company for six months if:

●	You participated in non-public investor meetings (for example, earnings meetings/calls, analyst meetings, etc.) with company management; or

●	You otherwise “cover” or “follow” a company, industry or sector (e.g., Equity Investment Personnel assigned to a Global Equity mandate should not transact in equity securities)

Please note: The 6-month period runs from the date of the most recent investor meeting or termination of coverage of that company. Web events and other broad forums with company management that are open to buy- and sell- side firms do NOT restrict you.

and

2)	You may not trade in any security that requires pre-approval within 7 calendar days before or after we trade in that same security for any Client. Our General Counsel or CCO may exempt any transaction that will not have a material effect on and/or will not benefit from the Client transaction.

We calculate holding periods based on a “first-in, first-out” methodology. If you do engage in one of these transactions, any profits you realize will be forfeited to the relevant Client(s) or as otherwise determined by our Compliance Department.

Short-term Trading Profits

Please note that you may not profit from the purchase and sale, or the sale and purchase, of the same (or equivalent) securities, within a 30-calendar day period. This restriction does not apply to the following transactions:

●	Open-end mutual funds
●	ETFs (except for single-stock ETF)

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●	U.S. government and agency securities
●	Money market instruments

We calculate holding periods based on a “first-in, first-out” methodology. If you do engage in one of these short-term transactions, any profits you realize will be forfeited to the relevant Client(s) or as otherwise determined by our Compliance Department.

HOLDING PERIODS

You are required to hold shares in all Lord Abbett Mutual Funds (other than a Lord Abbett money market fund or the Lord Abbett Ultra Short Bond Fund) and any funds that are advised or sub-advised by Lord Abbett for a minimum of 30 days after purchase. We calculate holding periods on a “first-in, first-out” basis.

Please note that there are two exceptions to this holding period requirement:

●	The minimum 30-day holding period does not apply to shares of a Lord Abbett Mutual Fund that you exchange for shares of a newly-offered Lord Abbett Mutual Fund for a period of up to 90 days after the newly-offered Fund first accepts investments; and

●	Regular, recurring/automatic contributions (such as in your 401(k)) are exempt from the 30-day holding period calculation.

REPORTS AND CERTIFICATIONS

We collect reports of your portfolio holdings at the start of your employment and annually thereafter, as well as quarterly transaction reports and annual certifications.

You are required to submit two types of reports:

●	an annual report of holdings after the end of each year, and
●	a quarterly report of holdings at the end of each quarter

Every year, you will be asked to certify certain items, stating:

●	You have received, read, and understand this Policy,
●	You recognize you are subject to this Policy,
●	You have complied with the requirements of this Policy, and
●	You have reported all transactions required to be reported.

You can submit the quarterly/annual reports and certifications through the Code of Ethics tile via VantagePoint prior to the deadlines. To simplify compliance, the system will send an email to remind you to file (and follow-up reminders, if necessary). You will need to submit these reports, even if you did not have any reportable transactions.

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Due Dates for Reports and Certifications

Report	Filing Due Date	Information Current As Of
Initial Holdings Report	No later than 10 days after becoming a Lord Abbett employee	No more than 45 days prior to becoming a Lord Abbett employee
Annual Holdings Report	January 31st	Calendar Year End
Quarterly Transaction Report	No later than 30 days after calendar quarter	Calendar Quarter
Annual Certification	January 31st	N/A

VIOLATIONS AND SANCTIONS

As a firm committed to upholding the highest standards, our goal is to work with everyone to have 100% compliance with this Policy. However, we recognize the potential for human error and understand that mistakes will happen from time to time. With this in mind:

●	We treat mistakes as learning opportunities.

●	We want to make sure you understand why there was a mistake and want to minimize the chances of a repeat mistake in the future.

●	We also use these mistakes to guide us on future training opportunities.

If you do make an error and violate this Policy, we expect you to act in a professional manner and report it promptly to our Compliance Department. Please note that our Compliance Department monitors your personal trading and may identify violations of the Policy.

While we want to be fair, you should be aware that serious mistakes, repeated violations, or mistakes that are intentionally made or concealed may require us to take more drastic measures. On occasion, a mistake might be so egregious or frequent that we may impose a financial sanction, or suspend or terminate employment.

ADMINISTRATION OF THIS POLICY

Administration and Enforcement

Lord Abbett’s Chief Compliance Officer (“CCO”) is responsible for administering and enforcing this Policy.

The Compliance Department is responsible for reviewing transaction and holdings reports, and certifications, as well as for processing pre-approval requests. In addition, the CCO will determine appropriate procedures for conducting oversight of the Policy.

All personal transactions, holdings reports and pre-approval requests submitted by the CCO will be reviewed by the General Counsel.

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Board Reporting

Lord Abbett’s CCO provides a report each year to the Board of the Lord Abbett Mutual Funds. The CCO also will ensure the Board is aware of any other matters under this Policy that require the Board’s attention.

Exemptions

In light of the possible situations where exceptions should be made, this Policy authorizes our General Counsel or CCO, and others they designate, to make any exception to this Policy that they believe is consistent with our legal and regulatory obligations and the purposes that underlie the Policy.

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APPENDIX A - TRANSACTION REQUIREMENTS MATRIX

	Reporting Required?	Preapproval Required?	Subject to 30-Day Short- Term Trading Profits Restriction?
Funds
Mutual Funds (Open-End) not advised or subadvised by Lord Abbett	No	No	No
Mutual Funds (Open-End) advised or subadvised by Lord Abbett	Yes	No	No (however subject to 30-Day holding period)
Closed-End Funds *(EXCEPT the Lord Abbett Interval Funds which do NOT require pre-clearance)	Yes	Yes*	Yes
Unit Investment Trusts	Yes	No	No
Exchange Traded Funds *(EXCEPT single-stock ETFs which require pre-clearance and are subject to the 30-day Short-Term Trading Profits Restriction)	Yes	No*	No*
Other	Yes	Yes	Yes
Equities*
Common Stock/ADRs: 300* shares or fewer of the following:	Yes	No	Yes
- an S&P 500 Index Company;
- a company listed on the NASDAQ; and
- a company listed on the NYSE

*You must aggregate all shares of the same security across ALL of your brokerage accounts when determining if you meet this exception. For example, if you wish to trade 275 shares of ABC stock in 1 account, and 50 shares of ABC stock in another account, pre-clearance would be required as you seek to exceed 300 shares in a single trading day

NOTE: This pre-clearance exception is not intended for consecutively trading less than 300 shares to build larger positions. This activity is monitored and could be deemed a violation of this Policy.

Common Stock/ADRs: more than 300* shares of the following:	Yes	Yes	Yes
- an S&P 500 Index Company;
- a company listed on the NASDAQ; and
- a company listed on the NYSE

*You must aggregate all shares of the same security across ALL of your brokerage accounts when determining total shares traded.

For example, if you wish to trade 275 shares of ABC stock in 1 account, and 50 shares of ABC stock in another account, pre-clearance would be required as you seek to exceed 300 shares in a single trading day

Common Stock/ADRs other than shares of the following:	Yes	Yes	Yes
- an S&P 500 Index Company;
- a company listed on the NASDAQ; and
- a company listed on the NYSE

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	Reporting Required?	Preapproval Required?	Subject to 30-Day Short- Term Trading Profits Restriction?
Stock Dividends and Dividend Reinvestment Plans	Yes	No	No
Warrants/Rights	Yes	Yes	Yes
Preferred Stock	Yes	Yes	Yes
IPOs and Secondaries	PROHIBITED	PROHIBITED	PROHIBITED
Other	Yes	Yes	Yes
Fixed Income
Municipal Bonds	Yes	Yes	Yes
Corporate Bonds	Yes	Yes	Yes
High Yield Bonds	Yes	Yes	Yes
Convertible Bonds	Yes	Yes	Yes
Exchange-Traded Notes	Yes	No	No
Foreign Government issued securities	Yes	Yes	Yes
U.S. Treasuries	No	No	No
Money Market instruments	No	No	No
Other	Yes	Yes	Yes
Options and Futures
Futures or Exchange-Traded Call or Put Options on:	Yes	No	No
- Currencies, Commodities or ETFs *Writing of Options is only permitted on broad-based ETFs
Futures or Exchange-Traded Call or Put Options on:	Yes	Yes	Yes

- Equity or Fixed Income Securities

*Writing of Options is only permitted on broad-based ETFs NOTE: The 30-day short-term trading profits rule may affect your ability to close an option position at a profit.

Other	PROHIBITED	PROHIBITED	PROHIBITED
Other Transaction Activity
Short-sales or Purchases on margin	PROHIBITED	PROHIBITED	PROHIBITED
Private Placements	Yes	Yes	Yes
Initial Coin Offerings	PROHIBITED	PROHIBITED	PROHIBITED
Securities connected to activity prohibited by federal law	PROHIBITED	PROHIBITED	PROHIBITED
Securities you are aware are trading/being considered for clients	PROHIBITED	PROHIBITED	PROHIBITED
Securities received via bankruptcy/insolvency/involuntary corporate action	Yes	No	No

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SPECIAL RULES FOR INDEPENDENT BOARD MEMBERS

The Independent Board Members of the Lord Abbett Mutual Funds are not subject to this Policy except to the extent specified in these special rules set forth below.

Pre-approval and Reporting Requirements

General: We try to ensure that the Independent Board Members of the Lord Abbett Mutual Funds do not receive information that will subject their personal securities transactions to the requirements of the Policy; therefore, Independent Board Members generally are not required to obtain pre-approval to purchase or sell securities, or to submit holdings and transaction reports.

However, no Independent Board Member shall in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by one of the Funds:

●	employ any device, scheme or artifice to defraud the Fund;

●	make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

●	engage in any manipulative practice with respect to the Fund.

Exception Where Pre-approval Required: If, at a meeting or otherwise, an Independent Board Member learns of Lord Abbett’s or a Lord Abbett Mutual Fund’s current or contemplated investment transaction in any company, then the Independent Board Member must:

●	Promptly report this information to our CCO.

●	Obtain preapproval from Lord Abbett’s Compliance Department in accordance with the Policy for any personal securities transactions in that company during the 30`-day period after learning such information.

Exception Where Quarterly Transaction Reporting is Required: We require Independent Board Members to submit a quarterly transaction report to the Compliance Department when they know or reasonably should have known at the time of a transaction in a particular security that a Lord Abbett Mutual Fund was transacting or considering a transaction in that security during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days). If the Independent Board Member enters into that transaction, he/she must report all securities transactions effected during the quarter for his or her account or for any account that would be in scope under the Policy.

Other Board Positions

Prior to becoming a director of any public company, Independent Board Members must inform Lord Abbett’s Managing Partner and discuss whether accepting such appointment will create any conflict of interest or other issues.

Annual Certifications

Independent Board Members are required to submit annual certifications.

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SPECIAL PRE-APPROVAL RULES FOR SPOUSES OR DOMESTIC PARTNERS OF LORD ABBETT PERSONNEL

Stock Options

The following rules apply to stock options received or exercised by a spouse or domestic partner who is a director or employee of, or a consultant to, a company providing those options:

Preapproval and Quarterly Transaction Reporting REQUIRED	Preapproval and Quarterly Transaction Reporting NOT REQUIRED
Sale of underlying securities in connection with “cashless” exercise of options by spouse/domestic partner	Receipt of options by spouse/domestic partner
Sale of underlying securities after initial “cash exercise” of options by spouse/domestic partner	Exercise of Options without sale of underlying securities (i.e., “cashless exercise” of options) by spouse/domestic partner

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